EXHIBIT 10.20 - ZURN INDUSTRIES, INC. EXECUTIVE INCENTIVE PLAN


                             ZURN INDUSTRIES, INC.
                           EXECUTIVE INCENTIVE PLAN
                            Effective April 1, 1996


Section 1: Purposes

The purposes of the Plan are to promote the profitability of the Company thereby building Shareholder Value; to provide key Employees with an opportunity to receive incentive compensation dependent upon that profitability; and to attract, retain and motivate such individuals.

Section 2: Definitions

2.1      "Award" means an incentive award made pursuant to the Plan.

2.2 "Beneficiary" means the person(s) designated by the Participant, in writing on the Company's life insurance beneficiary form, to receive payments under the Plan in the event of his/her death while a Participant or, in the absence of such designation, the Participant's estate.

2.3      "Board of Directors" means the Board of Directors of the Company.

2.4 "Cause" means (i) a felony conviction of the Participant; (ii) the commission by the Participant of an act of fraud or embezzlement against the Company; (iii) the Participant's willful misconduct or gross negligence materially detrimental to the Company; (iv) the Participant's failure to perform his duties and responsibilities in accordance with the standards and criteria established by the Company therefor and communicated to the Participant; (v) the Participant's wrongful dissemination or use of confidential or proprietary information of the Company or of confidential or proprietary information of a third party in breach of a contractual or other obligation of the Company, where the Participant knew or had reason to know of such obligation; or (vi) the intentional and habitual neglect by the Participant of his duties to the Company.

2.5 "Change of Control" means the earliest to occur of the following events:

   (i) the date the stockholders of the Company approve a plan or other arrangement pursuant to which the Company will be dissolved or liquidated;

   (ii) the date the stockholders of the Company approve a definitive agreement to sell or otherwise dispose of fifty percent (50%) or more of the assets of the Company; or


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   (iii) the date of approval by the stockholders of the Company and, if required, by the stockholders of the other constituent corporation of a definitive agreement to merge or consolidate the Company with or into such other corporation, other than, in either case, a merger or consolidation of the Company in which holders of shares of the Company's common stock immediately prior to the merger or consolidation will have at least a majority of the ownership of, or voting control over, common stock of the surviving corporation (and, if one class of common stock is not the only class of voting securities entitled to vote for the election of directors of the surviving corporation, a majority of the voting power of, or voting control over, the surviving corporations voting securities) immediately after the merger or consolidation.

2.6      "CEO" means the Chief Executive Officer of the Company.

2.7 "Committee" means the Management Development and Compensation Committee of the Board of Directors.

2.8 "Company" means Zurn Industries, Inc. and its successors and shall include any wholly-owned subsidiaries of the Company, except where the context indicates otherwise.

2.9 "Disability" means (i) total disability within the meaning of the Company's long-term disability plan as in effect from time to time or
         (ii) if there is no such plan at the applicable time, physical or mental incapacity as determined solely by the Committee.

2.10 "Earnings" means the Company's profit before tax (PBT) income or net income (NI), as the case may be, for the Plan Year determined in accordance with generally accepted accounting principles consistently applied by the Company, but excluding, in the Committee's discretion, unusual or extraordinary items, discontinued operations, and the cumulative effect of accounting changes.

2.11 "Earnings Threshold" means the level of Earnings for the Plan Year below which no Awards based on PBT or NI will be payable. The Earnings Threshold may vary from Plan Year to Plan Year and from business entity to business entity.

2.12     "Employee" means an employee of the Company.

2.13 "Good Reason" means, except where the Participant has given his/her prior written consent, (i) a material adverse change in the nature or scope of the Participant's responsibilities, authorities, duties and/or position other than by reason of Cause or Disability; (ii) the failure of the Company to pay the Participant any amounts otherwise vested and due hereunder; (iii) the termination of this Plan; (iv) a reduction in the Participant's base salary in effect immediately prior to the Change of Control; (v) the failure of the Company to provide the Participant with benefits which are substantially similar in the aggregate to those enjoyed by the Participant under the

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         Company's pension, life insurance, medical, health and accident, disability, deferred compensation or savings or similar plans and fringe benefit programs (including vacation) in which the Participant was participating immediately prior to the Change of Control; or
         (vi) the relocation of the Participant's office outside of a 50-mile radius of its location immediately prior to the Change of Control. The Company shall have thirty (30) days from the date of receipt of notice from the Participant to effect a cure of an event described therein, and upon cure thereof by the Company to the Participant's reasonable satisfaction, such event shall no longer constitute Good Reason.

2.14 "Material Transaction" means acquisitions and/or divestitures of business operations by the Company which in the aggregate, as reasonably determined by the Committee, have the effect of increasing or decreasing by 20% or more the sales volume of the continuing business operations of the Company (on a consolidated basis) compared to those which existed on the first day of the Plan Year but which do not result in a Change of Control.

2.15 "Maximum Award" means 200% of the participant's target award as approved by the Committee.

2.16 "Other Performance Goals" means any goals (other than Earnings) to measure corporate, group, subsidiary, division, unit and/or individual performance for a Plan Year. Other Performance Goals may vary from Participant to Participant and Plan Year to Plan Year.

2.17 "Participant" means an Employee designated by the CEO from time to time and approved by the Committee pursuant to Section 3 to participate in the Plan.

2.18 "Payout Factor" means, with respect to Earnings and each of the Other Performance Goals, a percentage from 0% to 200%, used for purposes of determining Awards based on the extent to which the applicable Performance Goal has been achieved.

2.19 "Performance Goal" means the level of performance established as the Performance Goal with respect to Earnings and any Other Performance Goals. Performance Goals may vary from Plan Year to Plan Year. Performance Goals may also vary, with respect to other Performance Goals, from Participant to Participant, and, with respect to Earnings, among one or more of the Company's subsidiaries, divisions or units.

2.20     "Plan" means the Zurn Industries, Inc. Executive Incentive Plan.

2.21     "Plan Year" means the fiscal year of the Company.

2.22 "Profit Before Taxes" means, with respect to any subsidiary, division or unit of the Company, such subsidiary's, division's or unit's income (including external interest income [expense], other external

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         investment earnings [losses], and an investment return charge) for the Plan Year before income taxes.

2.23 "Retirement" means retirement from the employ of the Company (other than for Cause) at or after pension Normal Retirement Age or, with the advance consent of the Committee, at or after age 55.

2.24 "Salary" means the base annual salary in effect at April 1st of the same fiscal year.

2.25 "Target Award" means an amount recommended by the CEO and approved by the Committee as a Participant's Target Award for purposes of the Plan. Target Awards may vary from Participant to Participant and Plan Year to Plan Year.

2.26 "Weighting" means the percentage that Earnings and Other Performance Goals are weighted for purposes of determining Awards. Weightings may vary from Plan Year to Plan Year and Participant to Participant. The Weighting of Earnings cannot be less than seventy percent (70%) and the Weightings of Other Performance Goals cannot exceed a total of thirty percent (30%).

Section 3: Participation

3.1 Participants shall be selected by the Committee from among those executive and other management Employees recommended by the senior management of the Company and approved by the CEO who, in the opinion of the Committee, are in a position to make significant contributions to the profitability of the Company. If, due to hiring, promotion, or demotion, the Committee determines that an Employee becomes eligible to participate in the Plan for a Plan Year, or that a Participant ceases to be so eligible, then the Committee shall have the discretion to provide that such individual shall be eligible for a prorated Award, as and to the extent it may determine. The selection of an Employee as a Participant for a Plan Year shall not entitle such individual to be selected as a Participant with respect to any other Plan Year.

Section 4: Awards

4.1.     Target Awards and Performance Goals.

   (a) For each Plan Year, the Committee shall approve (i) an earnings target and earnings threshold and weighting and, (ii) two or more Performance Goals and weightings for each Participant.

   (b) For each Plan Year, the CEO will approve the Performance Goals and Weightings with respect to two or more other Performance Goals for
         each Participant, other than the CEO.   For the CEO, the Committee
         will establish appropriate Performance Goals. In establishing such items, the CEO will take into account such factors as he deems advisable, including the recommendations of other senior management

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         Employees of the Company (and of the Company's subsidiaries, divisions and units, as appropriate).

   (c) Once established for a Plan Year, a Participant's Target Award, Performance Goals and Weightings may not be amended or otherwise modified in any manner that may adversely affect the Participant without CEO approval and written notification, except as provided in
         Section 6.2.

4.2 Determination of Awards. The actual Award payable to a Participant will be determined in accordance with the following formula:

               The sum of (T x  P) for each of the goals.

               T is the Participant's Target Award for Earnings or other Performance Goals.

               P is the Performance Accomplishment (expressed in a percent) with respect to Earnings and each other Performance Goal by the Weighting established therefor.

         Notwithstanding the foregoing, no Awards based on PBT or NI will be payable for a Plan Year unless the Earnings Threshold for such Plan Year has been achieved. All determinations regarding the achievement of the Earnings Threshold will be made by the CEO and approved by the Committee. If the Earnings Threshold is not achieved, a participant may still be awarded an incentive compensation payout for achieving other Performance Goals.

4.3. Payment of Awards. Awards will be paid in a lump sum payment as soon as practicable after the close of the Plan Year for which they are made but in no event prior to completion of an audit of the Company's financial statements. Except as otherwise provided in Sections 5 and 6, no Award will be payable to any Participant who is not an Employee on the day the awards are made. The Committee may, subject to such terms and conditions and within such limits as it may from time to time establish, permit one or more Participants to defer the receipt of amounts due under the Plan.

Section 5:  Termination of Employment

5.1 Death, Disability, Retirement and Other Than Cause. If a Participant's employment with the Company terminates due to death, Disability or Retirement, or is terminated by the Company other than for Cause, the Participant or his Beneficiary, as the case may be, will be paid a prorated Award provided the participant worked at least six (6) months during the Plan Year.

 5.2 Cause. If a Participant's employment with the Company is terminated for Cause, his right to the payment of an Award and all other rights under this Plan will be forfeited, and no amount will be paid or payable hereunder to or in respect of such Participant.

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Section 6: Change of Control and Material Transactions

6.1      Change of Control.   If within one (1) year after the date of a
         Change of Control of the Company, a Participant's employment with the Company is terminated (i) by the Company other than for Cause, or
         (ii) upon notice to the Company, by the Participant for Good Reason, the Participant will, within ten (10) days after such termination of employment, be paid a prorated Award in cash with respect to the Plan Year in which his employment is terminated, as determined in accordance with Section 5.1.

6.2 Material Transactions. Anything in this Plan to the contrary notwithstanding, in the event of a Material Transaction prior to a Change of Control, the Committee may, within thirty (30) days following such transaction, take one or more of the following actions:

         (a) with respect to an acquisition, exclude from the calculation of the Earnings Threshold, Earnings, and any Other Performance Criteria, the post-transaction operations of the acquired business operation;

         (b) with respect to a divestiture, adjust the Earnings Threshold, and any Other Performance Criteria and any Performance Goal to account for such divestiture and exclude from the calculation of the Earnings Threshold, Earnings, and any Other Performance Criteria, the pre-transaction operations of the divested business operation; or

         (c) treat any Participant who terminates employment as the result of a divestiture of a business operation by Company as an Employee for purposes of the Plan; or

         (d) take such other actions in respect of such acquisition or divestiture, in lieu of or in addition to those set forth in
               (a) or (b) or (c) above, as the Committee shall reasonably consider necessary or desirable to accomplish the purposes of the Plan.

         Any Committee action pursuant to this Section shall be promptly communicated to Participants, and the Board of Directors shall amend the Plan to the extent necessary to implement the Committee's actions.

Section 7: Administration

7.1.     In General.   Except as otherwise provided in the Plan, the Committee
         will have full and complete authority, in its sole and absolute discretion, (i) to exercise all of the powers granted to it under the Plan, (ii) to construe, interpret and implement the Plan and any related document, (iii) to prescribe, amend and rescind rules relating to the Plan, (iv) to make all determinations necessary or

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         advisable in administering the Plan, and (v) to correct any defect, supply any omission and reconcile any inconsistency in the Plan.

7.2 Determinations. The actions and determinations of the Committee or its designee on all matters relating to the Plan and any Awards will be final and conclusive. Such determinations need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

7.3      Appointment of Experts.   The Committee may appoint such accountants,
         counsel, and other experts as it deems necessary or desirable in connection with the administration of the Plan.

7.4      Delegation.   The Committee may delegate to Employees the authority
         to execute and deliver such instruments and documents, to do all such acts and things, and to take all such other steps deemed necessary, advisable or convenient for the effective administration of the Plan in accordance with its terms and purposes.

7.5 Books and Records. The Committee and others to whom the Committee has delegated such duties shall keep a record of all their proceedings and actions and shall maintain all such books of account, records and other data as shall be necessary for the proper administration of the Plan.

7.6 Payment of Expenses. The Company shall pay all reasonable expenses of administering the Plan, including, but not limited to, the payment of professional and expert fees.

Section 8: Miscellaneous

8.1.     Nonassignability.   No Award will be assignable or transferable
         (including pursuant to a pledge or security interest) other than by will or by laws of descent and distribution.

8.2 Withholding Taxes. Whenever payments under the Plan are to be made or deferred, the Company will withhold therefrom, or from any other amounts payable to or in respect of the Participant, an amount sufficient to satisfy any applicable governmental withholding tax requirements related thereto.

8.3 Amendment or Termination of the Plan. The Plan may be amended or terminated by the Board of Directors in any respect except that no amendment may be made after the date on which an Employee is selected as a Participant for a Plan Year which would adversely affect the rights of such Participant with respect to such Plan Year, except as provided in Section 6.2 and, in addition, following any Change in Control, no such amendment may be made which would adversely affect the rights of a Participant in the event of a termination of his employment for Good Reason (including, without limitation, the definition of what constitutes "Good Reason.")

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8.4      Other Payments or Awards.  Nothing contained in the Plan will be deemed in any way to limit or restrict the Company from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

8.5 Payments to Other Persons. If payments are legally required to be made to any person other than the person to whom any amount is payable under the Plan, such payments will be made accordingly. Any such payment will be a complete discharge of the liability of the Company under the Plan.

8.6 Unfunded Plan. Nothing in this Plan will require the Company to purchase assets or place assets in a trust or other entity to which contributions are made or otherwise to segregate any assets for the purpose of satisfying any obligations under the Plan. Participants will have no rights under the Plan other than as unsecured general creditors of the Company.

8.7 Limits of Liability. Neither the Company nor any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, will have any liability to any party for any action taken or not taken in good faith under the Plan.

8.8      No Right of Employment.   Nothing in this Plan will be construed as
         creating any contract of employment or conferring upon any Employee or Participant any right to continue in the employ or other service of the Company or limit in any way the right of the Company to change such person's compensation or other benefits or to terminate the employment or other service of such person with or without Cause.

8.9 Section Headings. The section headings contained herein are for convenience only, and in the event of any conflict, the text of the Plan, rather than the section headings, will control.

8.10 Invalidity. If any term or provision contained herein is to any extent invalid or unenforceable, such term or provision will be reformed so that it is valid, and such invalidity or unenforceability will not affect any other provision or part hereof.

8.11 Applicable Law. The Plan will be governed by the laws of the Commonwealth of Pennsylvania as determined without regard to the conflict of law principles thereof.

8.12     Effective Date. The Plan shall be effective as of April 1, 1996.




APPROVED BY BOARD OF DIRECTORS: April 22, 1996



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